Exhibit 10.1

Recitals

This Separation Agreement (“Separation Agreement”) is made by and between Darin G. Billerbeck (“Executive”) and Lattice Semiconductor Corporation (the “Company”) (jointly referred to as the “Parties”):
WHEREAS, Executive is employed by the Company;
WHEREAS, Executive is a resident of the State of Oregon;
WHEREAS, the Company and Executive entered into an Employment Agreement dated November 8, 2010 (the “Employment Agreement”);
WHEREAS, the Parties agree that Executive’s employment with the Company will terminate on May 31, 2018 (the “Termination Date”);
WHEREAS, the Parties agree that Executive will serve as Chief Executive Officer on site until March 16, 2018. Thereafter and until the Termination Date, Executive will remain an executive officer of the Company and will not be required to come into the office unless specifically requested to do so by Company, but will remain available for consultation with designated members of the Company’s management team and initial fulfillment of his obligation to cooperate in certain matters as described in Section 16 of this Separation Agreement. After March 16, 2018, the responsibilities of the office of Chief Executive Officer will be fulfilled by another executive officer of the Company designated by the Company’s Board of Directors. Executive will resign as a member of the Board of Directors on March 16, 2018 (which will be deemed effective automatically on that date);
WHEREAS, the Company and Executive entered into a Proprietary Rights Agreement dated November 8, 2010 regarding intellectual property and confidential information (the “Proprietary Rights Agreement”);
WHEREAS, the Company and Executive entered into an Indemnification Agreement, dated November 8, 2010, regarding Executive’s rights to indemnification (the “Indemnification Agreement”);
WHEREAS, the Company and Executive entered into various agreements granting Executive the option to purchase shares of the Company’s common stock, subject to the terms and conditions of the Company’s 1996 Stock Plan and 2001 or 2013 Incentive Plan (the “Plans”) pursuant to which such stock option was granted and such agreements, and granting Executive awards of restricted stock units representing the right to acquire shares of the Company’s common stock, subject to the terms and conditions of the applicable Plan pursuant to which such restricted stock units were granted and such agreements (the “Equity Agreements”);
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company as defined herein, arising out of, or related to, Executive’s employment with, or separation from, the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows (with the recitals above being deemed part of this Agreement):

COVENANTS
1.Consideration.

(a)Pursuant to Section 8(a) of the Employment Agreement and this Separation Agreement, Executive’s receipt of severance is subject to Executive executing and not revoking this Separation Agreement. In consideration of Executive executing and not revoking this Separation Agreement, the Company agrees to pay (or provide, as applicable) Executive a lump sum cash payment of $1,000,000, comprised of 1.0 times Executive’s base salary plus 1.0 times Executive’s Target Amount as defined in Section 2(b) of the Employment Agreement, without proration, within five (5) business days of the Termination Date, and provide the other benefits in this Separation Agreement. Executive acknowledges that such consideration will be in full satisfaction of the payments and obligations provided under the Employment Agreement or otherwise from the Company (except for salary and customary benefits payable between the Effective Date and the Terminate Date), and he will not be entitled to any additional payments, salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation, except as provided in any Company employee welfare or pension benefit plans as defined by the Executive Retirement Income Security Act of 1974, as amended (“ERISA”) (such plans, the “Benefit Plans”), this Separation Agreement, the Indemnification Agreement and/or the Equity Agreements.

(b)Stock. Executive acknowledges that as of the Termination Date, and after taking into account any accelerated vesting provided by the Employment Agreement or Equity Agreements, he will then hold vested and exercisable stock options to acquire shares of Company common stock and no more, and will hold vested restricted stock units settled for shares of Company common stock and no more as set forth in the Equity Report attached here to as Exhibit A, including the vesting of 35,000 restricted stock units granted under grant number 109218 and identified on such Exhibit A as unvested. All other equity awards will be automatically forfeited effective when Executive’s employment with the Company terminates. The exercise of any stock options and the settlement of any restricted stock units shall continue to be subject to the terms and conditions of the applicable Equity Agreement and the Employment Agreement, but after March 16, 2018 these equity grants, including the underlying shares, shall not be subject to any otherwise applicable stock ownership guidelines or stock retention requirements adopted by the Company’s Board of Directors or a committee thereof.

(c)Benefits. Executive’s health insurance benefits will cease on the last day of the month of the Termination Date, subject to Executive’s right to elect to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) until the earliest of (i) twelve months after the Termination Date, or (ii) the date when Executive commences receiving substantially equivalent health insurance coverage in connection with new employment (with such premiums to be reimbursed by the Company as provided in the Employment Agreement). In addition, the Executive shall receive the following payments on the Termination Date: (i) all unpaid salary, and unpaid vacation accrued (if applicable), through the Termination Date, and (ii) any unreimbursed business expenses submitted within 30 days after the Termination Date and in accordance with the Company’s standard reimbursement policies and procedures. Subject to this Separation Agreement, the Employment Agreement, the Indemnification Agreement, the Equity Agreements and/or the Benefit Plans, Executive’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options and restricted stock units) will cease on the Termination Date.

(d)Directors and Officers Insurance. Executive will continue to be covered by the directors’ and officers’ liability policies paid for by the Company for his action on behalf of the Company through the Termination Date.

(e)    Indemnification. For the avoidance of doubt, all of Executive’s rights pursuant to the Indemnification Agreement, as well as any of Executive’s rights to indemnification and advancement of expenses under Article VI of the Company’s Bylaws or any Company policy or applicable law, shall continue in full force and effect pursuant to its terms.

2.Confidential Information. Executive shall continue to comply with the terms and conditions of the Proprietary Rights Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information; provided, however, that nothing in the Proprietary Rights Agreement or this Separation Agreement shall prevent Executive from disclosing such information if legally compelled to do so as part of the legal, judicial or administrative process; provided that the Executive gives the Company prior written notice of the compelled disclosure reasonably in advance of disclosure (unless prohibited from doing so by legal process) and cooperates and provides the Company an opportunity to seek confidentiality or other limitations on the disclosure. Executive also shall return to the Company all of the Company’s property, including all confidential and proprietary information, in Executive’s possession, on or before the Termination Date.

3.Release of Claims.

The Company agrees to fully and forever release Executive from any claim, duty, obligation or cause of action for monetary damages relating to any matters of any kind arising out of or relating to Executive’s employment by the Company or any agreement or arrangement with the Company, or Executive’s service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, other than (i) with respect to knowing violations of law, or receiving an improper personal benefit, fraud, theft or similar improper conduct, and (ii) claims for breaches of duties owed to the Company and its shareholders or for violations of securities rules and regulations. The Company represents that it is not aware of any claim against Executive other than the claims that are released by this Separation Agreement. For clarity, the foregoing release does not include claims pursuant to this Separation Agreement or enforcement of the Proprietary Rights Agreement and Section 8(c) of the Employment Agreement.

Executive agrees that the consideration set forth in this Separation Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”) from, and agrees not to sue any of the Releasees concerning, any claim, duty, obligation or cause of action for monetary damages relating to any matters of any kind arising out of or relating to his employment by the Company or any agreement or arrangement with the Company, or his service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date, excluding the “Excluded Claims” (as defined below) and including, without limitation:

(a)any and all claims relating to or arising from Executive’s employment with the Company, or the termination of that employment;

(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; ERISA; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; and the Fair Credit Reporting Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)any and all claims for attorney fees and costs.

For purposes of this Separation Agreement, the “Excluded Claims” means only the claims pursuant to this Agreement, the Benefit Plans, the Indemnification Agreement, the non-disparagement clause of Section 8(c) of the Employment Agreement, the right to indemnification under Section 9(a) of the Employment Agreement, and any right to exercise stock options or receive restricted stock units pursuant to the relevant provisions of the Equity Agreements. Nothing in this Agreement prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by any federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement Employee waives rights to individual relief based on claims asserted in such a charge or complaint. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act.

4.Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have against the Releasees for monetary damages under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Termination Date. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)he should consult with an attorney prior to executing this Separation Agreement;

(b)he has up to twenty-one (21) days within which to consider this Separation Agreement;

(c)he has seven (7) days following his execution of this Separation Agreement to revoke this Separation Agreement;

(d)this ADEA waiver shall not be effective until the revocation period has expired; and,

(e)nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.Unknown Claims. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Separation Agreement. Executive acknowledges that he has been advised by legal counsel and are familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing this Separation Agreement, which if known by him must have materially affected his settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

6.Application for Employment. Executive understands and agrees that, as a condition of this Separation Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

7.Company Interests. Executive will continue to act in the best interests of the Company prior to the Termination Date. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If otherwise approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide such counsel or assistance.

8.Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Separation Agreement, except that the Company shall pay Executive’s attorney fees and costs incurred in connection with the preparation of this Separation Agreement (and any amendments thereto).

9.Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Separation Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 9(c) of the Employment Agreement.

10.No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Separation Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Separation Agreement.

11.No Oral Modification. Any modification or amendment of this Separation Agreement, or additional obligation assumed by either Party in connection with this Separation Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

12.Entire Agreement. This Separation Agreement, the Employment Agreement, the Indemnification Agreement, the Benefit Plans, the Proprietary Rights Agreement and the Equity Agreements represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Separation Agreement and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Separation Agreement and Executive’s relationship with the Company.

13.Governing Law. This Separation Agreement shall be governed by the laws of the State of Oregon, without regard for choice of law provisions.

14.Effective Date. This Separation Agreement is only effective after it has been signed by both parties and after eight (8) days have passed following the date Executive signed the Agreement without Executive revoking this Separation Agreement (the “Effective Date”).

15.Voluntary Execution of Release. This Separation Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a)They have read this Separation Agreement;

(b)They have been represented in the preparation, negotiation, and execution of this Separation Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)They understand the terms and consequences of this Separation Agreement and of the releases it contains; and

(d)    They are fully aware of the legal and binding effect of this Separation Agreement.

16.Cooperation. From the date of this Separation Agreement and continuing after Executive’s termination of employment with the Company and without further compensation, Executive agrees to cooperate fully and timely with reasonable requests of the Company and government in the handling or investigation of any government information requests, administrative charges, government inquires or lawsuits involving the Company or its subsidiaries or affiliated companies that relate to matters that arose while Executive was an employee of the Company.  Such cooperation specifically, and without limiting the foregoing, includes, but is not limited to, ongoing cooperation with the Company and its counsel with respect to the following:  (1) the Company’s compliance with the grand jury subpoena dated September 25, 2017 from the United States District Court for the Southern District of New York (which relates to the Chow matter described below); (2) the Company’s cooperation with the Government in the trial of United States of America v. Benjamin Chow, Case No. 17-cr-667, in the United States District Court for the Southern District of New York; and (3) Brown v. Lattice Semiconductor Corporation

Arbitration (01-16-0004-4411).  Cooperation will also specifically include full cooperation with the Company in preparation for Executive’s deposition and arbitration testimony in any litigation or arbitration involving the Company. In the event Executive is asked to testify or give an interview in any action or proceeding as a non-party witness, in any forum, relating to Company matters that arose while Executive was an employee of the Company, Executive agrees that his cooperation with the Company, as required herein, shall include advising the Company reasonably in advance of such testimony or interviews, and permitting attendance by the Company’s counsel, which Company agrees at all times (and notwithstanding any developments in any such action or proceeding) shall be limited to one representative of the Company’s choosing absent Executive’s prior consent, during preparation sessions, including with the government, for such testimony or interviews, as well as at the testimony or interview itself, consistent with Executive’s own attorney-client privileges and excluding any portion of such preparation sessions that do not relate to Company matters.

         Company will reimburse Executive for any reasonable out-of-pocket expenses Executive incurs by reason of such cooperation, including Executive’s legal costs, which shall include, but not be limited to, all costs and fees incurred pursuant to the Engagement Letter dated February 22, 2018 by and between Executive, the Company and Gibson, Dunn & Crutcher LLP. The Company will make reasonable efforts to minimize any interruption to Executive’s life in connection with Executive’s cooperation in such matters as provided for in this paragraph.

17. Non-solicitation and Non-competition. The receipt of any severance benefits will be subject to Executive agreeing that during his employment with the Company and for the 12 month period after the Termination Date (the “Continuance Period”), Executive will not (i) solicit any employee of the Company for employment other than at the Company, or (ii) directly or indirectly engage in (including as an officer, employee, consultant or advisor), have any ownership interest in or participate in or with any entity that as of the Termination Date, directly competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business (i.e., at least 5% of the Company’s gross revenues) of the Company during the Continuance Period. Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 17. The Parties agree that Executive’s non-competition obligations pursuant to this Section 17 will apply to the companies set forth in Exhibit B attached hereto.

18. Non-disparagement. During his employment with the Company and the Continuance Period, Executive will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company’s then and future directors will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding Executive during his employment with the Company or the Continuance Period. The Company will also instruct its officers to not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding Executive during his employment with the Company or the Continuance Period. Notwithstanding the foregoing, nothing contained in this Separation Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from communicating with any government agencies or otherwise participating in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company if directed by the governmental agency.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Separation Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
COMPANY:
LATTICE SEMICONDUCTOR CORPORATION

By:     /s/ Byron W. Milstead                            Date: March 12, 2018
Title: Corporate Vice President, General Counsel & Secretary

EXECUTIVE:

/s/ Darin G. Billerbeck                            Date: March 12, 2018
Darin G. Billerbeck

Exhibit A

Equity Report

LATTICE SEMICONDUCTOR					PERSONNEL SUMMARY
					AS OF 05/31/2019
				Name	Billerbeck, Darin G.
				ID	12831

Grant	Grant	Plan/			Exercised/				Outstanding/	Exercisable/
Number	Date	Type	Shares	Price	Released	Vested	Canceled	Unvested	Unreleased	Releasable

103521	11/8/2010	2001/NQ	750,000	$4.860000	750,000	750,000	—	—	—	—
105379	2/5/2013	1996/NQ	480,000	$4.640000	—	480,000	—	—	480,000	480,000
105982	2/11/2014	2013/NQ	462,596	$7.100000	—	462,596	—	—	462,596	462,596
106519	2/6/2015	2013/NQ	198,161	$6.100000	—	198,161	—	—	198,161	198,161
106533	2/6/2015	2013/NQ	45,769	$6.100000	—	45,769	—	—	45,769	45,769
107381	5/13/2016	2013/NQ	202,000	$5.280000	—	151,500	—	50,500	202,000	151,500
107384	5/13/2016	2013/NQ	139,900	$5.280000	—	—	—	139,900	139,900	139,900
109197	10/18/2017	2013/NQ	256,500	$5.730000	—	109,928	—	146,572	256,500	109,928
109205	10/18/2017	2013/NQ	177,900	$5.730000	—	—	—	177,900	177,900	—

103545	2/1/2011	2001/RSU	39,683	$—	39,683	39,683	—	—	—	—
104670	3/30/2012	1996/RSU	155,521	$—	155,521	155,521	—	—	—	—
105378	2/5/2013	1996/RSU	215,517	$—	215,517	215,517	—	—	—	—
105983	2/11/2014	2013/RSU	98,592	$—	98,592	98,592	—	—	—	—
105999	2/11/2014	2013/RSU	49,296	$—	49,296	49,296	—	—	—	—
106000	2/11/2014	2013/RSU	49,296	$—	49,296	49,296	—	—	—	—
106522	2/6/2015	2013/RSU	163,934	$—	122,950	163,934	—	—	40,984	40,984
107378	5/13/2016	2013/RSU	167,000	$—	73,062	125,250	—	41,750	93,938	52,188
109213	10/18/2017	2013/RSU	210,300	$—	—	84,120	—	126,180	210,300	84,120
109218	11/3/2017	2013/RSU	70,000	$—	—	35,000	—	35,000	70,000	35,000
		TOTALS	3,931,965		1,553,917	3,214,163	—	717,802	2,378,048	1,800,146

		Summary of Darin Billerbeck's Equity for Acceleration
		Options & RSUs vesting up to 5/31/2019

						Grant	Grant Date	Total to Accelerate

		Restricted Stock Units (RSUs)				106522	2/6/2015		40,984
						107378	5/13/2016		52,188
						109213	10/18/2017		84,120
						109218	11/3/2017		35,000
									212,292

					Options	106519	2/6/2015		49,541
						107381	5/13/2016		63,125
						109197	10/18/2017		91,607
									204,273

Exhibit B
Companies Subject to Non-Compete

Xilinx
Programmable Solutions Group within Intel (Formerly Altera)
Microsemi
Quicklogic
Pango Microsystems
Capital Microelectronics
Gowin Semiconductor
Analogic
AGM Microelectronics
Xian Intelligence Silicon Tech
Socionext
Panasonic
Analogix
Keyssa
Perasso
Efinix